February 26, 2014

EQ Advisors Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

We have acted as counsel to EQ Advisors Trust, a Delaware statutory trust (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about February 26, 2014, registering the Class IA, Class IB, and Class K shares of beneficial interest in each series of the Trust listed as an “Acquiring Series” in Schedule A to this opinion letter (the “Shares”) to be issued pursuant to a plan of reorganization and termination (the “Reorganization Plan”) to be entered into by the Trust, on behalf of the Acquiring Series and the corresponding series of the Trust listed as an “Acquired Series” in Schedule A. The Reorganization Plan provides for (1) the transfer of the assets of each Acquired Series to the corresponding Acquiring Series in exchange solely for the assumption by the Acquiring Series of the liabilities of the Acquired Series and the issuance to the Acquired Series of Shares of the Acquiring Series, (2) the distribution of the Shares pro rata to the shareholders of the Acquired Series in liquidation of the Acquired Series, and (3) the termination of the Acquired Series.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 promulgated thereunder.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the combined proxy statement and prospectus, including the form of the Reorganization Plan attached as Appendix A thereto, and statement of additional information (collectively, the “Proxy Statement/Prospectus”) filed as part of the Registration Statement;

(ii)	the Trust’s certificate of trust, governing instrument, and bylaws in effect on the date of this opinion letter; and

(iii)	the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the establishment and designation of each Acquiring Series and its Shares of each class, and the authorization of the issuance and delivery of the Shares pursuant to the Reorganization Plan.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

February 26, 2014

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Delaware Statutory Trust Act and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Series pursuant to the terms of the Reorganization Plan as described in the Registration Statement and the Proxy Statement/Prospectus, will be validly issued, and (2) shareholders of the Acquiring Series receiving the Shares upon the liquidation of the Acquired Series will have no obligation to make payments for the Shares or contributions to the Trust solely by reason of their ownership of the Shares.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ K&L Gates LLP

Attachment:	Schedule A

Schedule A to

Opinion of K&L Gates LLP

dated February 26, 2014

Acquired Series	Acquiring Series
EQ/Davis New York Venture Portfolio	EQ/Invesco Comstock Portfolio
EQ/Lord Abbett Large Cap Core Portfolio	EQ/Invesco Comstock Portfolio
EQ/Equity Growth PLUS Portfolio	EQ/Large Cap Growth PLUS Portfolio